Exhibit 99.1

RELEASE 8:00 AM – January 30, 2013

CONTACT:	Susan Munhall, Investor Relations
Hudson City Bancorp, Inc.
West 80 Century Road, Paramus, New Jersey 07652
TELEPHONE:	(201) 967-8290
E-MAIL:	smunhall@hcsbnj.com

HUDSON CITY BANCORP, INC. REPORTS QUARTERLY EARNINGS OF $47.9 MILLION

DECLARED QUARTERLY CASH DIVIDEND OF $0.08 PER SHARE

Paramus, New Jersey, January 30, 2013—Hudson City Bancorp, Inc. (NASDAQ: HCBK) (the “Company”), the holding company for Hudson City Savings Bank (the “Bank”), reported today net income of $47.9 million for the quarter ended December 31, 2012 as compared to a net loss of $360.5 million for the quarter ended December 31, 2011. Diluted earnings per share amounted to $0.10 for the fourth quarter of 2012 as compared to a net loss per share of $0.73 for the fourth quarter of 2011. The net loss in the fourth quarter of 2011 was due to the extinguishment of $4.3 billion of borrowings which resulted in an after-tax charge of $416.8 million. For the year ended December 31, 2012, the Company reported net income of $249.1 million as compared to a net loss of $736.0 million for the year ended December 31, 2011. Diluted earnings per share was $0.50 for the year ended December 31, 2012 as compared to a net loss per share of $1.49 for the year ended December 31, 2011. The net loss for 2011 was driven by the results of a restructuring of the Company’s balance sheet in the first quarter of 2011 (the “Restructuring Transaction”) as well as the extinguishment of $4.3 billion of borrowings in the fourth quarter of 2011.

The Company also reported today that the Board of Directors declared a quarterly cash dividend of $0.08 per share payable on February 28, 2013 to shareholders of record on February 11, 2013.

Financial highlights for the fourth quarter of 2012 are as follows:

•

Our interest rate spread and net interest margin were 1.75% and 1.97%, respectively, for the fourth quarter of 2012 as compared to 1.51% and 1.73%, respectively, for the fourth quarter of 2011. For the linked third quarter of 2012, our interest rate spread and net interest margin were 1.80% and 2.02%, respectively. The interest rate spread and net interest margin for the fourth quarter of 2011 were adversely affected by elevated levels of liquidity which were used to extinguish $4.3 billion of borrowings in the fourth quarter of 2011.

•

The provision for loan losses was $25.0 million for both the fourth quarter of 2012 and 2011. Net charge-offs decreased to $14.2 million for the fourth quarter of 2012 as compared to $20.0 million for the fourth quarter of 2011. The increase in our provision for loan losses from $20.0 million for the linked third quarter of 2012 is primarily due to the loss exposure related to the effects of Hurricane Sandy.

•	Total assets decreased 10.5% to $40.60 billion at December 31, 2012 from $45.36 billion at December 31, 2011, primarily due to repayments of mortgage-related assets.

•

Total deposits decreased $2.03 billion, or 8.0%, to $23.48 billion at December 31, 2012 from $25.51 billion at December 31, 2011 due to planned reductions in deposit rates to curtail deposit growth during this time of limited investment opportunities.

•	Borrowings decreased $2.90 billion, or 19.2%, to $12.18 billion at December 31, 2012 from $15.08 billion at December 31, 2011 due to the maturities of short-term borrowings.

•	The Bank’s Tier 1 leverage capital ratio increased to 10.09% at December 31, 2012 as compared to 8.83% at December 31, 2011.

•

As previously announced, on August 27, 2012, the Company entered into a definitive agreement with M&T Bank Corporation (“M&T) and Wilmington Trust Corporation (“Merger Sub”), a wholly owned subsidiary of M&T, providing for the merger of the Company with and into Merger Sub (the “Merger”), with Merger Sub as the surviving entity. As part of the Merger, the Bank will merge with and into Manufacturers and Traders Trust Company. In connection with the Merger, M&T has filed a registration statement on Form S-4 with the Securities and Exchange Commission (the “SEC”) that includes a joint proxy statement of the Company and M&T and a prospectus of M&T, as well as other relevant documents concerning the Merger. On January 9, 2013, M&T filed Amendment No. 1 to the Form S-4. The Registration Statement is subject to completion and has not yet become effective. The Merger is subject to shareholder and regulatory approvals and the satisfaction of other customary conditions. The Company anticipates that the closing of the Merger will take place in the second quarter of 2013.

Ronald E. Hermance, Jr., the Company’s Chairman and Chief Executive Officer commented, “Net income for the fourth quarter was $47.9 million or $0.10 per diluted share. The decrease in net income from the linked third quarter is due to the continuing reduction in the size of the balance sheet as investment alternatives remain scarce in the current interest rate environment. In addition, we suspended the execution of the initiatives that were outlined in our 2012 Strategic Plan as we move towards completion of our merger with M&T.”

Mr. Hermance continued, “In the days following Hurricane Sandy, we identified our mortgage loans that were in the areas most affected by the storm. We performed property inspections on these homes and evaluated the potential impact to the collateral, taking into account flood insurance coverage and land values. We estimate that our loss exposure to these loans is less than $6.0 million. As a result we increased our loan loss provision to $25.0 million during the fourth quarter as compared to $20.0 million for the linked third quarter. As we reported to you previously, we were fortunate to have only one branch significantly damaged by Hurricane Sandy. That branch, in the Midland Beach section of Staten Island, has since reopened. Most importantly, we continue to work with our customers to help them, and their communities, recover.”

Statement of Financial Condition Summary

Total assets decreased $4.76 billion, or 10.5%, to $40.60 billion at December 31, 2012 from $45.36 billion at December 31, 2011. The decrease in total assets reflected a $2.27 billion decrease in total mortgage-backed securities, a $2.25 billion decrease in net loans and a $154.1 million decrease in Federal Home Loan Bank (“FHLB”) stock.

Net loans amounted to $26.89 billion at December 31, 2012 as compared to $29.14 billion at December 31, 2011. During 2012, our loan production (origination and purchases) amounted to $5.06 billion as compared to $5.27 billion for 2011. Loan production was offset by principal repayments of $7.13 billion in 2012, as compared to principal repayments of $6.71 billion in 2011. Loan production declined during 2012 which reflects our low appetite for adding long-term fixed-rate mortgage loans in the current low market interest rate environment. The decrease in net loans was also due to continued elevated levels of refinancing activity caused by low market interest rates.

Total mortgage-backed securities decreased $2.27 billion to $11.02 billion at December 31, 2012 from $13.29 billion at December 31, 2011. The decrease in mortgage-backed securities reflected repayments of $3.69 billion, partially offset by purchases of $1.47 billion of mortgage-backed securities issued by government-sponsored entities (“GSEs”).

Total liabilities decreased $4.90 billion, or 12.0%, to $35.90 billion at December 31, 2012 from $40.80 billion at December 31, 2011. The decrease in total liabilities primarily reflected a $2.90 billion decrease in borrowed funds and a decrease in total deposits of $2.03 billion. Borrowings amounted to $12.18 billion at December 31, 2012 as compared to $15.08 billion at December 31, 2011. The decrease in borrowed funds is a result of the maturity of short-term borrowings during 2012 and the continuation of our strategy of allowing the balance sheet to deleverage as the borrowings mature. The decrease in deposits is primarily due to planned reductions in our deposit rates to curtail deposit growth at this time of limited investment opportunities.

Total shareholders’ equity increased $139.4 million to $4.70 billion at December 31, 2012 from $4.56 billion at December 31, 2011. The increase was primarily due to net income of $249.1 million for the year ended December 31, 2012 and an increase in accumulated other comprehensive income of $30.3 million. The increase was partially offset by cash dividends paid to common shareholders of $158.8 million. At December 31, 2012, our consolidated shareholders’ equity to asset ratio was 11.59% and our tangible book value per share was $9.16.

Accumulated other comprehensive income amounted to $70.0 million at December 31, 2012 and included a $122.5 million after-tax net unrealized gain on securities available for sale ($207.2 million pre-tax) partially offset by a $52.5 million after-tax accumulated other comprehensive loss related to the funded status of our employee benefit plans. Accumulated other comprehensive income amounted to $39.7 million at December 31, 2011 and included an $89.3 million after-tax net unrealized gain on securities available for sale ($150.9 million pre-tax) partially offset by a $49.6 million after-tax accumulated other comprehensive loss related to the funded status of our employee benefit plans.

Statement of Income Summary

The Federal Open Market Committee of the Board of Governors of the Federal Reserve System (the “FOMC”) noted that economic activity and employment have continued to expand at a moderate pace in recent months, apart from weather-related disruptions, although the unemployment rate remains elevated. The FOMC noted that while the housing sector and household spending continue to show signs of improvement, growth in business fixed investment has slowed. The national unemployment rate was 7.8% in December 2012, a decline from an 8.5% unemployment rate in December 2011. The FOMC decided to maintain the overnight lending rate at zero to 0.25% during the fourth quarter of 2012 and stated that exceptionally low levels for the federal funds rate will be appropriate at least as long as the unemployment rate remains above 6.5%. Previously, the FOMC stated that these levels for the federal funds rate are likely to be warranted at least through mid-2015. As a result, market interest rates have remained at low levels, and consequently, the yields on our mortgage-related assets have continued to decrease during 2012.

The FOMC decided to expand its accommodative monetary policy by purchasing an additional $40.0 billion of agency mortgage-backed securities per month to ensure that inflation is at the rate most consistent with its dual mandate regarding both inflation and unemployment. In addition, during 2013 the Federal Reserve will purchase longer-term Treasury securities initially at a pace of $45.0 billion per month. This follows the completion of “Operation Twist” at the end of 2012. These programs will continue to put downward pressure on longer-term interest rates.

Net interest income decreased $14.7 million, or 7.1%, to $192.3 million for the fourth quarter of 2012 as compared to $207.0 million for the fourth quarter of 2011. The decrease in net interest income reflects the overall decrease in the average balance of interest-earning assets and interest-bearing liabilities. Our interest rate spread increased slightly to 1.75% for the fourth quarter of 2012 as compared to 1.51% for the fourth quarter of 2011. Our net interest margin was 1.97% for the fourth quarter of 2012 as compared 1.73% for the fourth quarter of 2011.

Net interest income decreased $127.0 million, or 12.9%, to $853.9 million for 2012 as compared to $980.9 million for 2011. Our interest rate spread increased 18 basis points to 1.85% for 2012 as compared to 1.67% for 2011. Our net interest margin increased 17 basis points to 2.06% for 2012 as compared to 1.89% for 2011. The increase in our interest rate spread and net interest margin for 2012 is primarily due to the effects of the extinguishment of $4.3 billion of borrowings during the fourth quarter of 2011 as well as the Restructuring Transaction.

The Restructuring Transaction resulted in the extinguishment of $12.5 billion of structured putable borrowings with an average cost of 3.56%. The extinguishment of borrowings was funded by the sale of $8.66 billion of securities and new short-term borrowings of $5.0 billion. The Restructuring Transaction reduced after-tax earnings by $649.3 million. In addition to the Restructuring Transaction, we extinguished $4.3 billion of structured borrowings during the fourth quarter of 2011 using cash proceeds from the calls of investment securities and repayments on mortgage-related assets (the Restructuring Transaction and the extinguishment of debt in the fourth quarter of 2011 are collectively referred to as the “Transactions”).

Total interest and dividend income for the fourth quarter of 2012 decreased $84.6 million, or 17.9%, to $388.2 million from $472.8 million for the fourth quarter of 2011. The decrease in total interest and dividend income was primarily due to a decrease in the average balance of total interest-earning assets of $8.52 billion, or 17.7%, to $39.71 billion for the fourth quarter of 2012 from $48.23 billion for the fourth quarter of 2011. The annualized weighted-average yield on total interest-earning assets was 3.91% for the fourth quarter of 2012 as compared 3.92% for the fourth quarter in 2011. The decrease in the average balance of total interest-earning assets was due primarily to the effects of the debt extinguishments in the fourth quarter of 2011 and repayments of mortgage-related assets during 2012 due to the low interest rate environment.

Total interest and dividend income for the year ended December 31, 2012 decreased $494.6 million, or 22.8%, to $1.67 billion from $2.17 billion for the year ended December 31, 2011. The decrease in total interest and dividend income was primarily due to a $10.37 billion or 20.0% decrease in the average balance of total interest-earning assets to $41.43 billion for the year ended December 31, 2012 from $51.80 billion for the year ended December 31, 2011. The decrease in total interest and dividend income was also due to a decrease of 14 basis points in the weighted-average yield on total interest-earning assets to 4.04% for 2012 from 4.18% for 2011. The decrease in the average balance of total interest-earning assets was due primarily to the effects of the Transactions and elevated levels of repayments of mortgage-related assets during 2012 due to the low interest rate environment.

Interest on first mortgage loans decreased $44.2 million, or 12.5%, to $309.8 million for the fourth quarter of 2012 as compared to $354.0 million for the fourth quarter of 2011. This was primarily due to a $2.23 billion decrease in the average balance of first mortgage loans to $27.01 billion for the fourth quarter of 2012 from $29.24 billion for the same quarter in 2011. The decrease in interest income on mortgage loans was also due to a 25 basis point decrease in the annualized weighted-average yield to 4.59% for the fourth quarter of 2012 from 4.84% for the fourth quarter of 2011.

For the year ended December 31, 2012, interest on first mortgage loans decreased $183.4 million, or 12.3%, to $1.31 billion from $1.49 billion for the year ended December 31, 2011. This was primarily due to a $2.04 billion decrease in the average balance of first mortgage loans to $27.68 billion for the year ended December 31, 2012 from $29.72 billion for the year ended December 31, 2011. The decrease in interest income on mortgage loans was also due to a 29 basis point decrease in the weighted-average yield to 4.73% for the year ended December 31, 2012 from 5.02% for the year ended December 31, 2011.

The decreases in the average yields earned during the three and twelve month periods ended December 31, 2012 were due to lower market interest rates on mortgage products and also due to the continued mortgage refinancing activity. Refinancing activity, which resulted in continued elevated levels of loan repayments, also caused the average balance of our first mortgage loans to decline for those same periods as our loan production decreased reflecting our low appetite for adding long-term fixed-rate mortgage loans in the current low interest rate environment.

Interest on mortgage-backed securities decreased $30.4 million to $67.5 million for the fourth quarter of 2012 from $97.9 million for the fourth quarter of 2011. This decrease was due primarily to a $2.44 billion decrease in the average balance of mortgage-backed securities to $11.24 billion for the fourth quarter of 2012 from $13.68 billion for the fourth quarter of 2011. The decrease in the average balance of mortgage-backed securities was due primarily to elevated levels of principal repayments in the current low interest rate environment. The decrease in interest on mortgage-backed securities was also due to a 46 basis point decrease in the annualized weighted-average yield to 2.40% for the fourth quarter of 2012 from 2.86% for the fourth quarter of 2011. The decrease in the weighted-average yield is a result of principal repayments on securities that have higher yields than the existing portfolio as well as the re-pricing of variable rate mortgage-backed securities in this continued low interest rate environment.

Interest on mortgage-backed securities decreased $200.6 million to $314.0 million for the year ended December 31, 2012 from $514.6 million for the year ended December 31, 2011. This decrease was due primarily to a $4.27 billion decrease in the average balance of mortgage-backed securities to $12.03 billion for 2012 from $16.30 billion for 2011. The decrease in interest income on mortgage-backed securities was also due to a 55 basis point decrease in the weighted-average yield to 2.61% for 2012 from 3.16% for 2011. The decrease in the average balance of mortgage-backed securities was due primarily to the effects of the Restructuring Transaction. The decrease in the weighted-average yield is a result of principal repayments on securities that have higher yields than the existing portfolio as well as the re-pricing of variable rate mortgage-backed securities in this continued low interest rate environment.

Interest on investment securities decreased $4.2 million to $3.0 million for the fourth quarter of 2012 from $7.2 million for the fourth quarter of 2011. This decrease was due primarily to a $441.7 million decrease in the average balance of investment securities to $452.7 million for the fourth quarter of 2012 from $894.4 million for the fourth quarter of 2011. In addition, the average yield of investment securities decreased 63 basis points to 2.61% for the fourth quarter of 2012 from 3.24% for the fourth quarter of 2011. The decrease in the average balance is due primarily to calls of $1.10 billion of investment securities during the fourth quarter of 2011.

For the year ended December 31, 2012, interest on investment securities decreased $89.5 million to $11.6 million from $101.1 million for the year ended December 31, 2011. This decrease was due primarily to a $2.59 billion decrease in the average balance of investment securities to $429.5 million for 2012 from $3.02 billion for 2011. The decrease in the average balance is due primarily to calls of $3.40 billion of investment securities during 2011. In addition, the average yield of investment securities decreased 64 basis points to 2.71% for 2012 from 3.35% for 2011. The decrease in the average yield earned reflects current market interest rates.

Dividends on FHLB stock decreased $2.9 million, or 38.7%, to $4.6 million for the fourth quarter of 2012 from $7.5 million for the fourth quarter of 2011. This decrease was due primarily to a $305.4 million decrease in the average balance of FHLB stock to $372.3 million for the fourth quarter of 2012 from $677.7 million for the fourth quarter of 2011. The effect of the decrease was partially offset by a 48 basis point increase in the average dividend yield earned to 4.93% for the fourth quarter of 2012 as compared to 4.45% for the fourth quarter of 2011. The decrease in the average balance of FHLB stock was primarily due to mandatory redemptions of stock due to a decrease in the amount of borrowings outstanding with the FHLB.

Dividends on FHLB stock decreased $15.3 million, or 39.4%, to $23.5 million for the year ended December 31, 2012 from $38.8 million for the year ended December 31, 2011. The decrease was primarily due to a $344.7 million decrease in the average balance of FHLB stock to $425.6 million for 2012 from $770.3 million for 2011. The effect of the decrease was partially offset by a 48 basis point increase in the average dividend yield earned to 5.52% for 2012 as compared to 5.04% for 2011.

Interest on Federal funds and other overnight deposits sold amounted to $243,000 for the fourth quarter of 2012 as compared to $2.5 million for the fourth quarter of 2011. The average balance of Federal funds sold and other overnight deposits amounted to $386.3 million for the fourth quarter of 2012 as compared to $3.44 billion for the fourth quarter of 2011. The yield earned on Federal funds sold and other overnight deposits was 0.25% for the 2012 fourth quarter and 0.28% for the 2011 fourth quarter.

Interest on Federal funds sold and other overnight deposits amounted to $1.4 million for the year ended December 31, 2012 as compared to $4.4 million for the year ended December 31, 2011. The average balance of Federal funds sold and other overnight deposits amounted to $591.1 million for 2012 as compared to $1.67 billion for 2011. The yield earned on Federal funds sold and other overnight deposits was 0.24% for the year ended December 31, 2012 and 0.26% for the year ended December 31, 2011. The decrease in the average balance of Federal funds sold and other overnight deposits is primarily a result of the timing of the Transactions.

Total interest expense for the quarter ended December 31, 2012 decreased $70.0 million, or 26.3%, to $195.9 million from $265.9 million for the quarter ended December 31, 2011. This decrease was primarily due to an $8.24 billion, or 18.8%, decrease in the average balance of total interest-bearing liabilities to $35.59 billion for the quarter ended December 31, 2012 as compared to $43.83 billion for the fourth quarter of 2011. The decrease was also due to 25 basis point decrease in the annualized weighted-average cost of total interest-bearing liabilities to 2.16% for the quarter ended December 31, 2012 from 2.41% for the quarter ended December 31, 2011. The decrease in the average balance of total interest-bearing liabilities was due primarily to a $6.49 billion decrease in the average balance of borrowings and a $1.75 billion decrease in the average balance of total deposits.

For the year ended December 31, 2012, total interest expense decreased $367.6 million, or 31.0%, to $819.1 million from $1.19 billion for the year ended December 31, 2011. This decrease was primarily due to a $9.94 billion, or 21.0%, decrease in the average balance of total interest-bearing liabilities to $37.40 billion for the year ended December 31, 2012 from $47.34 billion for the year ended December 31, 2011. The decrease was also due to a 32 basis point decrease in the weighted-average cost of total interest-bearing liabilities to 2.19% for the year ended December 31, 2012 from 2.51% for the year ended December 31, 2011. The decrease in the average balance of total interest-bearing liabilities was due primarily to an $8.93 billion decrease in the average balance of borrowings and a $1.02 billion decrease in the average balance of deposits.

Interest expense on deposits decreased $26.1 million, or 33.3%, to $52.2 million for the fourth quarter of 2012 from $78.3 million for the fourth quarter of 2011. This decrease is due primarily to a decrease in the average cost of interest-bearing deposits of 35 basis points to 0.90% for the fourth quarter of 2012 from 1.25% for the fourth quarter of 2011. The decrease is also due to a $1.75 billion decrease in the average balance of interest-bearing deposits to $23.07 billion for the fourth quarter of 2012 from $24.82 billion for the fourth quarter of 2011.

For the year ended December 31, 2012, interest expense on deposits decreased $89.8 million, or 27.3%, to $238.7 million from $328.5 million for the year ended December 31, 2011. This decrease is due primarily to a decrease in the average cost of interest-bearing deposits of 32 basis points to 1.00% for the year ended December 31, 2012 as compared to 1.32% for the year ended December 31, 2011. The decrease is also due to a $1.02 billion decrease in the average balance of interest-bearing deposits to $23.84 billion for the year ended December 31, 2012 from $24.86 billion for the year ended December 31, 2011.

The decrease in the average cost of deposits for 2012 reflected lower market interest rates and our decision to maintain lower deposit rates to slow deposit growth. At December 31, 2012, time deposits scheduled to mature within one year totaled $7.64 billion with an average cost of 0.89%. These time deposits are scheduled to mature as follows: $3.12 billion with an average cost of 0.78% in the first quarter of 2013, $1.93 billion with an average cost of 0.90% in the second quarter of 2013, $1.17 billion with an average cost of 0.94% in the third quarter of 2013 and $1.42 billion with an average cost of 1.06% in the fourth quarter of 2013. Based on our deposit retention experience and current pricing strategy, we anticipate that a significant portion of these time deposits will remain with us as renewed time deposits or as transfers to other deposit products at the prevailing rate.

Interest expense on borrowed funds decreased $43.9 million to $143.7 million for the fourth quarter of 2012 from $187.6 million for the fourth quarter of 2011. This decrease was due to a $6.49 billion decrease in the average balance of borrowed funds to $12.52 billion for the fourth quarter of 2012 from $19.01 billion for the fourth quarter of 2011. This decrease was partially offset by a 57 basis point increase in the annualized weighted-average cost of borrowed funds to 4.49% for the fourth quarter of 2012 as compared to 3.92% for the fourth quarter of 2011. The decrease in the average balance of borrowed funds was primarily due to the effects of the debt extinguishments in the fourth quarter of 2011 as well as $3.45 billion of borrowings that matured during 2012. The increase in the weighted-average cost of borrowed funds was due to the maturity of short-term borrowings that were used to fund a portion of the debt extinguishments in the Restructuring Transaction.

For the year ended December 31, 2012, interest expense on borrowed funds decreased $277.8 million to $580.4 million from $858.2 million for the year ended December 31, 2011. This decrease was due to an $8.91 billion decrease in the average balance of borrowed funds to $13.57 billion for 2012 from $22.48 billion for 2011. This decrease was partially offset by a 46 basis point increase in the weighted-average cost of borrowed funds to 4.28% for 2012 as compared to 3.82% for 2011. The decrease in the average balance of borrowed funds is primarily due to the effects of the Transactions. The increase in the weighted-average cost of borrowed funds was due to the maturity of lower cost short-term borrowings that were used to fund a portion of the debt extinguishments in the Restructuring Transaction.

Borrowings amounted to $12.18 billion at December 31, 2012 with an average cost of 4.59%. There are no scheduled maturities for 2013.

The provision for loan losses amounted to $25.0 million for both the quarter ended December 31, 2012 and 2011. The increase in our provision for loan losses during the fourth quarter of 2012 as compared to the linked third quarter of 2012 was due primarily to the loss exposure on our loan portfolio as a result of Hurricane Sandy and, to a lesser extent, an increase in the amount of non-performing loans. We estimate that our loss exposure to these loans is less than $6.0 million.

Non-performing loans, defined as non-accruing loans and accruing loans delinquent 90 days or more, amounted to $1.16 billion at December 31, 2012 compared with $1.02 billion at December 31, 2011 and $1.14 billion at September 30, 2012. The ratio of non-performing loans to total loans was 4.29% at December 31, 2012 compared with 3.48% at December 31, 2011 and 4.12% at September 30, 2012. The foreclosure process and the time to complete a foreclosure continue to be prolonged, especially in New York and New Jersey where 68% of our non-performing loans are located. The time frame to repayment or foreclosure is approximately 30 to 36 months from the initial non-performing period. This protracted foreclosure process delays our ability to resolve non-performing loans through the sale of the underlying collateral and our ability to maximize any recoveries.

Loans delinquent 30 to 59 days amounted to $393.8 million at December 31, 2012 as compared to $427.2 million at December 31, 2011 and $413.2 million at September 30, 2012. Loans delinquent 60 to 89 days amounted to $239.3 million at December 31, 2012 as compared to $187.4 million at December 31, 2011 and $212.1 million at September 30, 2012. The allowance for loan losses amounted to $302.3 million at December 31, 2012 as compared to $273.8 million at December 31, 2011. The allowance for loan losses as a percent of total loans and as a percent of non-performing loans was 1.12% and 26.01%, respectively at December 31, 2012, as compared to 0.93% and 26.77%, respectively at December 31, 2011.

Net charge-offs amounted to $14.2 million for fourth quarter of 2012 as compared to $20.0 million for the fourth quarter of 2011. The ratio of net charge-offs to average loans was 0.21% for fourth quarter of 2012 as compared to 0.27% for the fourth quarter of 2011. For the year ended December 31, 2012, net charge-offs amounted to $66.4 million as compared to $82.8 million of net charge-offs for the same period in 2011.

Total non-interest income was $2.7 million for the fourth quarter of 2012 as compared to $2.9 million for the same quarter in 2011. Non-interest income is primarily made up of service fees and charges on deposit and loan accounts.

Total non-interest income was $11.5 million for 2012 as compared to $113.9 million for 2011. Included in non-interest income for the year 2011 were net gains on securities transactions of $102.5 million which resulted from the sale of $9.04 billion of securities available-for-sale. Substantially all of the proceeds from the sale of securities were used to pay off borrowings in the Restructuring Transaction. There were no security sales for the year ended December 31, 2012.

Total non-interest expense amounted to $87.6 million for the fourth quarter of 2012 as compared to $820.1 million for the same period in 2011. Included in total non-interest expense for the fourth quarter of 2011 was a $728.5 million loss on the extinguishment of debt completed in December 2011.

Compensation and employee benefit costs increased $8.0 million, or 32.1%, to $33.2 million for the fourth quarter of 2012 as compared to $25.2 million for the same period in 2011. The increase in compensation and employee benefit costs is primarily due to increases of $6.7 million in compensation costs, $1.1 million in health plan expense and $520,000 in pension expense. The increase in compensation expense is due primarily to a $5.5 million increase in incentive compensation plan expense for the fourth quarter of 2012 as compared to the fourth quarter of 2011. The increase in health plan expense was due primarily to additional full time equivalent employees as well as normal salary increases. The increase in pension expense is due primarily to the discount rate and other actuarial assumptions used in determining pension expense. At December 31, 2012, we had 1,622 full-time equivalent employees as compared to 1,586 at December 31, 2011.

For the quarter ended December 31, 2012, Federal deposit insurance expense decreased $7.8 million, or 20.7%, to $29.8 million from $37.6 million for the quarter ended December 31, 2011. The decrease in Federal deposit insurance expense for the quarter ended December 31, 2012 is primarily due to the reduction in the size of our balance sheet as a result of the Transactions.

Included in other expense for the quarter ended December 31, 2012 were write-downs on foreclosed real estate and net losses on the sale of foreclosed real estate of $565,000 as compared to $2.6 million for the fourth quarter of 2011. We sold 41 properties during the fourth quarter of 2012 and had 135 properties in foreclosed real estate with a carrying value of $47.3 million, 30 of which were under contract to sell as of December 31, 2012. For the fourth quarter of 2011, we sold 43 properties and had 134 properties in foreclosed real estate, of which 55 were under contract to sell as of December 31, 2011.

Total non-interest expense amounted to $356.6 million for the year ended December 31, 2012 as compared to $2.23 billion for the year ended December 31, 2011. Included in total non-interest expense for the year ended December 31, 2011 was a $1.90 billion loss on the extinguishment of debt related to the Transactions.

Compensation and employee benefit costs increased $16.5 million, or 14.6%, to $129.6 million for 2012 as compared to $113.1 million for 2011. The increase in compensation and employee benefit costs is primarily due to increases of $10.3 million in compensation costs, $3.2 million in health plan expense, and $2.5 million in pension expense. The increase in compensation expense is due primarily to a $5.0 million increase in incentive compensation plan expense during 2012 as compared to 2011. The increase in health plan expense was due primarily to additional full time equivalent employees as well as normal salary increases. The increase in pension expense is due primarily to the discount rate and other actuarial assumptions used in determining pension expense.

For the year ended December 31, 2012, Federal deposit insurance expense increased $2.7 million, or 2.24%, to $123.7 million from $121.0 million for the year ended December 31, 2011. This increase was due primarily to the new insurance assessment methodology adopted by the Federal Deposit Insurance Corporation that became effective on April 1, 2011 and which redefined the assessment base as average consolidated total assets minus average tangible equity. Previously, deposit insurance assessments were based on the amount of deposits.

Included in other expense for the year ended December 31, 2012 were write-downs on foreclosed real estate and net losses on the sale of foreclosed real estate of $1.9 million as compared to $7.5 million for the comparable period in 2011. We sold 191 properties during the year of 2012 as compared to 156 properties for the same period in 2011.

Our efficiency ratio was 44.87% for the 2012 fourth quarter as compared to 41.79% for the 2011 fourth quarter. The calculation of the efficiency ratio is on page 16. Our return on average assets was 0.47% for the 2012 fourth quarter as compared to (2.91)% for the 2011 fourth quarter. For the year ended December 31, 2012, our efficiency ratio was 41.21% compared to 32.68% for 2011, while our return on average assets was 0.58% for the year ended December 31, 2012 as compared to (1.38)% for 2011. Our annualized ratio of non-interest expense to average total assets for the fourth quarter of 2012 was 0.85% as compared to 6.62% for the fourth quarter of 2011. Our ratio of non-interest expense to average total assets for the year ended December 31, 2012 was 0.83% compared with 4.20% for 2011.

Income tax expense amounted to $34.5 million for the fourth quarter of 2012 compared with an income tax benefit of $274.7 million for the same quarter in 2011. Income tax expense amounted to $164.6 million for the year ended December 31, 2012 compared with an income tax benefit of $519.3 million for the year ended December 31, 2011.

Hudson City Bancorp, Inc. maintains its corporate offices in Paramus, New Jersey. Hudson City Savings Bank, a well-established community financial institution serving its customers since 1868, is the largest thrift institution headquartered in New Jersey. Hudson City Savings Bank currently operates a total of 135 banking offices in the New York metropolitan and surrounding areas.

Forward-Looking Statements

This release may contain certain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on certain assumptions and describe future plans, strategies and expectations of Hudson City Bancorp, Inc. Such forward-looking statements may be identified by the use of such words as “may,” “believe,” “expect,” “anticipate,” “should,” “plan,” “estimate,” “predict,” “continue,” and “potential” or the negative of these terms or other comparable terminology. Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Hudson City Bancorp, Inc., and Hudson City Bancorp, Inc.’s strategies, plans, objectives, expectations, and intentions, including the Merger, and other statements contained in this release that are not historical facts. Hudson City Bancorp, Inc.’s ability to predict results or the actual effect of future plans or strategies, including the Merger, is inherently uncertain and actual results and performance could differ materially from those contemplated or implied by these forward-looking statements. They can be affected by inaccurate assumptions Hudson City Bancorp, Inc. might make or by known or unknown risks and uncertainties. Factors that could cause assumptions to be incorrect include, but are not limited to, changes in interest rates, general economic conditions, legislative, regulatory and public policy changes, delays in closing the Merger and the ability of Hudson City Bancorp, Inc. or M&T to obtain regulatory approvals and meet other closing conditions to the Merger, including receipt of shareholder approval. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. For a summary of important factors that could affect Hudson City Bancorp, Inc.’s forward-looking statements, please refer to Hudson City Bancorp, Inc.’s filings with the Securities and Exchange Commission available at www.sec.gov. Hudson City Bancorp, Inc. does not intend to update any of the forward-looking statements after the date of this release or to conform these statements to actual events.

Important Additional Information

In connection with the Merger, M&T filed with the SEC a Registration Statement on Form S-4 that includes a Joint Proxy Statement of M&T and the Company and a Prospectus of M&T, as well as other relevant documents concerning the Merger. On January 9, 2013, M&T filed Amendment No. 1 to the Form S-4. The Registration Statement is subject to completion and has not yet become effective. SHAREHOLDERS OF THE COMPANY AND M&T ARE URGED TO READ THE REGISTRATION STATEMENT AND THE JOINT PROXY STATEMENT/PROSPECTUS REGARDING THE MERGER AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY CONTAIN AND WILL CONTAIN IMPORTANT INFORMATION.

A free copy of the Joint Proxy Statement/Prospectus, as well as other filings containing information about the Company and M&T, may be obtained at the SEC’s Internet site (http://www.sec.gov). These documents may also be obtained (once declared effective by the SEC), free of charge, from M&T at

www.mtb.com under the tab “About Us” and then under the heading “Investor Relations” or from the Company by accessing the Company’s website at www.hcsbonline.com under the heading “Investor Relations.” Copies of the Joint Proxy Statement/Prospectus can also be obtained, free of charge, by directing a request to Investor Relations, One M&T Plaza, Buffalo, New York 14203, (716) 842-5445.

The Company and M&T and certain of their directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of the Company and M&T in connection with the Merger. Information about the directors and executive officers of the Company and their ownership of Company common stock is set forth in the proxy statement for the Company’s 2012 annual meeting of shareholders, as filed with the SEC on a Schedule 14A on March 19, 2012. Information about the directors and executive officers of M&T and their ownership of M&T common stock is set forth in the proxy statement for M&T’s 2012 annual meeting of shareholders, as filed with the SEC on Schedule 14A on March 7, 2012. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the Joint Proxy Statement/Prospectus regarding the Merger. Free copies of this document may be obtained as described in the preceding paragraph.

TABLES FOLLOW

Hudson City Bancorp, Inc. and Subsidiary

Consolidated Statements of Financial Condition

	December 31, 2012	December 31, 2011
(In thousands, except share and per share amounts)	(unaudited)
Assets:
Cash and due from banks	$171,042	$194,029
Federal funds sold and other overnight deposits	656,926	560,051

Total cash and cash equivalents	827,968	754,080
Securities available for sale:
Mortgage-backed securities	8,040,742	9,170,390
Investment securities	428,057	7,368
Securities held to maturity:
Mortgage-backed securities	2,976,757	4,115,523
Investment securities	39,011	539,011

Total securities	11,484,567	13,832,292
Loans	27,090,879	29,327,345
Net deferred loan costs	97,534	83,805
Allowance for loan losses	(302,348)	(273,791)

Net loans	26,886,065	29,137,359
Federal Home Loan Bank of New York stock	356,467	510,564
Foreclosed real estate, net	47,322	40,619
Accrued interest receivable	87,075	129,088
Banking premises and equipment, net	74,912	70,610
Goodwill	152,109	152,109
Other assets	679,856	729,164

Total Assets	$40,596,341	$45,355,885

Liabilities and Shareholders’ Equity:
Deposits:
Interest-bearing	$22,833,992	$24,903,311
Noninterest-bearing	649,925	604,449

Total deposits	23,483,917	25,507,760
Repurchase agreements	6,950,000	6,950,000
Federal Home Loan Bank of New York advances	5,225,000	8,125,000

Total borrowed funds	12,175,000	15,075,000
Accrued expenses and other liabilities	237,616	212,685

Total liabilities	35,896,533	40,795,445

Common stock, $0.01 par value, 3,200,000,000 shares authorized; 741,466,555 shares issued; 528,211,462 and 527,571,496 shares outstanding at December 31, 2012 and December 31, 2011	7,415	7,415
Additional paid-in capital	4,730,105	4,720,890
Retained earnings	1,798,430	1,709,821
Treasury stock, at cost; 213,255,093 and 213,895,059 shares at December 31, 2012 and December 31, 2011	(1,713,895)	(1,719,114)
Unallocated common stock held by the employee stock ownership plan	(192,217)	(198,223)
Accumulated other comprehensive income, net of tax	69,970	39,651

Total shareholders’ equity	4,699,808	4,560,440

Total Liabilities and Shareholders’ Equity	$40,596,341	$45,355,885

Hudson City Bancorp, Inc. and Subsidiary

Consolidated Statements of Income

(Unaudited)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2012	2011	2012	2011
	(In thousands, except per share data)
Interest and Dividend Income:
First mortgage loans	$309,823	$353,989	$1,309,568	$1,492,989
Consumer and other loans	3,077	3,723	12,887	15,740
Mortgage-backed securities held to maturity	26,903	46,680	127,861	213,211
Mortgage-backed securities available for sale	40,567	51,211	186,174	301,349
Investment securities held to maturity	585	7,187	3,488	100,196
Investment securities available for sale	2,368	53	8,148	940
Dividends on Federal Home Loan Bank of New York stock	4,592	7,546	23,470	38,820
Federal funds sold	243	2,455	1,443	4,392

Total interest and dividend income	388,158	472,844	1,673,039	2,167,637

Interest Expense:
Deposits	52,239	78,298	238,684	328,514
Borrowed funds	143,655	187,565	580,432	858,189

Total interest expense	195,894	265,863	819,116	1,186,703

Net interest income	192,264	206,981	853,923	980,934
Provision for Loan Losses	25,000	25,000	95,000	120,000

Net interest income after provision for loan losses	167,264	181,981	758,923	860,934

Non-Interest Income:
Service charges and other income	2,733	2,884	11,461	11,449
Gain on securities transactions, net	—	—	—	102,468

Total non-interest income	2,733	2,884	11,461	113,917

Non-Interest Expense:
Compensation and employee benefits	33,218	25,155	129,644	113,129
Net occupancy expense	8,484	8,664	34,270	33,830
Federal deposit insurance assessment	29,750	37,587	123,695	120,981
Loss on extinguishment of debt	—	728,499	—	1,900,591
Other expense	16,104	20,189	68,993	61,629

Total non-interest expense	87,556	820,094	356,602	2,230,160

Income (loss) before income tax expense (benefit)	82,441	(635,229)	413,782	(1,255,309)
Income Tax Expense (Benefit)	34,493	(274,693)	164,639	(519,320)

Net income (loss)	$47,948	$(360,536)	$249,143	$(735,989)

Basic Earnings (Loss) Per Share	$0.10	$(0.73)	$0.50	$(1.49)

Diluted Earnings (Loss) Per Share	$0.10	$(0.73)	$0.50	$(1.49)

Weighted Average Number of Common Shares Outstanding:
Basic	496,965,560	495,539,810	496,570,311	494,629,395
Diluted	497,043,573	495,539,810	496,604,809	494,629,395

Hudson City Bancorp, Inc. and Subsidiary

Consolidated Average Balance Sheets

(Unaudited)

	For the Three Months Ended December 31,
	2012			2011
	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost
	(Dollars in thousands)
Assets:
Interest-earnings assets:
First mortgage loans, net (1)	$27,005,937	$309,823	4.59%	$29,244,286	$353,989	4.84%
Consumer and other loans	256,698	3,077	4.79	297,289	3,723	5.01
Federal funds sold and other overnight deposits	386,273	243	0.25	3,435,110	2,455	0.28
Mortgage-backed securities at amortized cost	11,240,812	67,470	2.40	13,678,456	97,891	2.86
Federal Home Loan Bank stock	372,315	4,592	4.93	677,724	7,546	4.45
Investment securities, at amortized cost	452,706	2,953	2.61	894,352	7,240	3.24

Total interest-earning assets	39,714,741	388,158	3.91	48,227,217	472,844	3.92

Noninterest-earnings assets (4)	1,524,460			1,319,350

Total Assets	$41,239,201			$49,546,567

Liabilities and Shareholders’ Equity:
Interest-bearing liabilities:
Savings accounts	$930,625	599	0.26	$867,011	1,098	0.50
Interest-bearing transaction accounts	2,283,400	2,206	0.38	1,964,963	3,742	0.76
Money market accounts	6,822,577	5,930	0.35	8,325,595	18,198	0.87
Time deposits	13,033,015	43,504	1.33	13,664,784	55,260	1.60

Total interest-bearing deposits	23,069,617	52,239	0.90	24,822,353	78,298	1.25

Repurchase agreements	6,950,000	79,136	4.46	7,530,978	85,699	4.51
Federal Home Loan Bank of New York advances	5,570,652	64,519	4.53	11,476,087	101,866	3.52

Total borrowed funds	12,520,652	143,655	4.49	19,007,065	187,565	3.92

Total interest-bearing liabilities	35,590,269	195,894	2.16	43,829,418	265,863	2.41

Noninterest-bearing liabilities:
Noninterest-bearing deposits	634,767			598,832
Other noninterest-bearing liabilities	265,772			228,889

Total noninterest-bearing liabilities	900,539			827,721

Total liabilities	36,490,808			44,657,139
Shareholders’ equity	4,748,393			4,889,428

Total Liabilities and Shareholders’ Equity	$41,239,201			$49,546,567

Net interest income/net interest rate spread (2)		$192,264	1.75		$206,981	1.51

Net interest-earning assets/net interest margin (3)	$4,124,472		1.97%	$4,397,799		1.73%

Ratio of interest-earning assets to interest-bearing liabilities			1.12x			1.10x

(1)	Amount includes deferred loan costs and non-performing loans and is net of the allowance for loan losses.
(2)	Determined by subtracting the annualized weighted average cost of total interest-bearing liabilities from the annualized weighted average yield on total interest-earning assets.
(3)	Determined by dividing annualized net interest income by total average interest-earning assets.
(4)	Includes the average balance of principal receivable related to FHLMC mortgage-backed securities of $123.5 million and $135.6 million for the quarters ended December 31, 2012 and 2011, respectively.

Hudson City Bancorp, Inc. and Subsidiary

Consolidated Average Balance Sheets

(Unaudited)

	For the Years Ended December 31,
	2012			2011
	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost
	(Dollars in thousands)
Assets:
Interest-earnings assets:
First mortgage loans, net (1)	$27,677,039	$1,309,568	4.73%	$29,722,678	$1,492,989	5.02%
Consumer and other loans	270,188	12,887	4.77	309,245	15,740	5.09
Federal funds sold and other overnight deposits	591,092	1,443	0.24	1,668,333	4,392	0.26
Mortgage-backed securities at amortized cost	12,034,383	314,035	2.61	16,304,890	514,560	3.16
Federal Home Loan Bank stock	425,561	23,470	5.52	770,314	38,820	5.04
Investment securities, at amortized cost	429,539	11,636	2.71	3,021,573	101,136	3.35

Total interest-earning assets	41,427,802	1,673,039	4.04	51,797,033	2,167,637	4.18

Noninterest-earnings assets (4)	1,506,828			1,361,057

Total Assets	$42,934,630			$53,158,090

Liabilities and Shareholders’ Equity:
Interest-bearing liabilities:
Savings accounts	$908,903	2,761	0.30	$866,029	5,071	0.59
Interest-bearing transaction accounts	2,181,326	11,608	0.53	2,015,019	15,698	0.78
Money market accounts	7,529,380	35,059	0.47	7,842,413	75,506	0.96
Time deposits	13,223,809	189,256	1.43	14,140,688	232,239	1.64

Total interest-bearing deposits	23,843,418	238,684	1.00	24,864,149	328,514	1.32

Repurchase agreements	6,950,000	314,485	4.52	9,127,800	398,929	4.37
Federal Home Loan Bank of New York advances	6,623,094	265,947	4.02	13,349,342	459,260	3.44

Total borrowed funds	13,573,094	580,432	4.28	22,477,142	858,189	3.82

Total interest-bearing liabilities	37,416,512	819,116	2.19	47,341,291	1,186,703	2.51

Noninterest-bearing liabilities:
Noninterest-bearing deposits	611,656			583,257
Other noninterest-bearing liabilities	230,491			232,617

Total noninterest-bearing liabilities	842,147			815,874

Total liabilities	38,258,659			48,157,165
Shareholders’ equity	4,675,971			5,000,925

Total Liabilities and Shareholders’ Equity	$42,934,630			$53,158,090

Net interest income/net interest rate spread (2)		$853,923	1.85		$980,934	1.67

Net interest-earning assets/net interest margin (3)	$4,011,290		2.06%	$4,455,742		1.89%

Ratio of interest-earning assets to interest-bearing liabilities			1.11x			1.09x

(1)	Amount includes deferred loan costs and non-performing loans and is net of the allowance for loan losses.
(2)	Determined by subtracting the weighted average cost of total interest-bearing liabilities from the weighted average yield on total interest-earning assets.
(3)	Determined by dividing net interest income by total average interest-earning assets.
(4)	Includes the average balance of principal receivable related to FHLMC mortgage-backed securities of $122.3 million and $156.4 million for the years ended December 31, 2012 and 2011, respectively.

Hudson City Bancorp, Inc. and Subsidiary

Calculation of Efficiency Ratio and Book Value Ratios

	At or for the Quarter Ended					For the Year Ended December 31,
	Dec. 31, 2012	Sept. 30, 2012	June 30, 2012	March 31, 2012	Dec. 31, 2011	2012	2011
	(Dollars in thousands, except per share data)
Efficiency Ratio:
Net interest income	$192,264	$203,288	$224,253	$234,118	$206,981	$853,923	$980,934
Total non-interest income	2,733	3,017	2,924	2,787	2,884	11,461	113,917
Less net gains on securities transactions related to debt extinguishments	—	—	—	—	—		(98,278)

Total operating income	$194,997	$206,305	$227,177	$236,905	$209,865	$865,384	$996,573

Total non-interest expense	$87,556	$93,877	$83,571	$91,598	$820,094	356,602	2,230,160
Less:
Merger-related costs	(54)	(6,073)	—	—	—	(6,127)
Loss on extinguishment of debt	—	—	—	—	(728,499)		(1,900,591)
Valuation allowance related to Lehman Brothers, Inc.	—	—	—	—	(3,900)		(3,900)

Total non-interest operating expense	$87,502	$87,804	$83,571	$91,598	$87,695	$356,602	$325,669

Efficiency ratio (1)	44.87%	42.56%	36.79%	38.66%	41.79%	41.21%	32.68%
Book Value Calculations:
Shareholders’ equity	$4,699,808	$4,712,085	$4,663,442	$4,617,509	$4,560,440
Goodwill and other intangible assets	(154,235)	(154,094)	(154,470)	(154,844)	(155,217)

Tangible shareholders’ equity	$4,545,573	$4,557,991	$4,508,972	$4,462,665	$4,405,223

Book Value Share Computation:
Issued	741,466,555	741,466,555	741,466,555	741,466,555	741,466,555
Treasury shares	(213,255,093)	(213,272,666)	(213,333,580)	(213,333,580)	(213,895,059)

Shares outstanding	528,211,462	528,193,889	528,132,975	528,132,975	527,571,496
Unallocated ESOP shares	(30,789,909)	(31,030,455)	(31,271,001)	(31,511,547)	(31,752,096)
Unvested RRP shares	—	—	(3,010)	(4,500)	(6,000)
Shares in trust	(391,266)	(361,251)	(325,901)	(299,493)	(269,325)

Book value shares	497,030,287	496,802,183	496,533,063	496,317,435	495,544,075

Book value per share	$9.46	$9.48	$9.39	$9.30	$9.20
Tangible book value per share	9.15	9.17	9.08	8.99	8.89

(1)	Calculated by dividing total non-interest operating expense by total operating income. These measures are non-GAAP financial measures. We believe these measures, by excluding the transactions involved in our balance sheet restructuring and our merger-related costs, provide a better measure of our non-interest income and expenses.

Hudson City Bancorp, Inc.

Other Financial Data

Securities Portfolio at December 31, 2012

	Amortized Cost	Estimated Fair Value	Unrealized Gain/(Loss)
	(Dollars in thousands)
Held to Maturity:
Mortgage-backed securities:
FHLMC	$1,619,119	$1,722,010	$102,891
FNMA	856,840	918,252	61,412
FHLMC and FNMA CMO’s	427,252	455,852	28,600
GNMA	73,546	76,378	2,832

Total mortgage-backed securities	2,976,757	3,172,492	195,735
Investment securities:
United States GSE debt	39,011	45,592	6,581

Total investment securities	39,011	45,592	6,581

Total held to maturity	$3,015,768	$3,218,084	$202,316

Available for sale:
Mortgage-backed securities:
FHLMC	$2,741,921	$2,811,850	$69,929
FNMA	4,053,485	4,135,635	82,150
FHLMC and FNMA CMO’s	57,484	59,616	2,132
GNMA	995,510	1,033,641	38,131

Total mortgage-backed securities	7,848,400	8,040,742	192,342
Investment securities:
Corporate debt	406,410	420,590	14,180
Equity securities	6,813	7,467	654

Total investment securities	413,223	428,057	14,834

Total available for sale	$8,261,623	$8,468,799	$207,176

Hudson City Bancorp, Inc.

Other Financial Data

Loan Data at December 31, 2012:

	Non-Performing Loans			Total Loans
	Loan Balance	Number	Percent of Total Loans	Loan Balance	Number	Percent of Total Loans
	(Dollars in thousands)
First Mortgage Loans:
One- to four- family	$1,011,243	2,804	3.72%	$25,973,859	62,026	95.87%
FHA/VA	129,553	525	0.48%	687,172	3,501	2.54%
PMI	7,399	24	0.03%	145,905	476	0.54%
Construction	4,669	3	0.02%	4,669	3	0.02%
Commercial	1,688	5	0.01%	32,259	76	0.12%

Total mortgage loans	1,154,552	3,361	4.26%	26,843,864	66,082	99.09%
Home equity loans	5,661	67	0.02%	226,111	6,175	0.83%
Other loans	2,314	4	0.01%	20,904	2,071	0.08%

Total	$1,162,527	3,432	4.29%	$27,090,879	74,328	100.00%

•	Net charge-offs amounted to $14.2 million for the fourth quarter of 2012.

•

Updated valuations are received on or before the time a loan becomes 180 days past due. If necessary, we charge-off an amount to reduce the loan’s carrying value to the updated valuation less estimated selling costs.

•

Based on the valuation indices, house prices have declined in the New York metropolitan area, where 77% of our non-performing loans were located at December 31, 2012, by approximately 25% from the peak of the market in 2006 through October 2012 and by 30% nationwide during that period. From October 2011 to October 2012, the house price indices decreased 3% in the New York metropolitan area and increased 4% nationwide.

•	Our quantitative analysis of the allowance for loan losses considers the results of the reappraisal process as well as the results of our foreclosed property transactions.

•

Our qualitative analysis of the allowance for loan losses includes a further evaluation of economic factors, such as trends in the unemployment rate, as well as ratio analysis to evaluate the overall measurement of the allowance for loan losses. This analysis includes a review of delinquency ratios, house price indices, net charge-off ratios and the ratio of the allowance for loan losses to both non-performing loans and total loans.

Foreclosed real estate at December 31, 2012:

	Number	Carrying Value	Number Under Contract of Sale
	(Dollars in thousands)
Foreclosed real estate	135	$47,322	30

•

During the year ended 2012, we sold 191 foreclosed properties. Write-downs on foreclosed real estate and net losses on the sale of foreclosed real estate amounted to $1.9 million for the year ended December 31, 2012.

Hudson City Bancorp, Inc. and Subsidiary

Other Financial Data

(Unaudited)

	At or for the Quarter Ended
	Dec. 31, 2012	Sept. 30, 2012	June 30, 2012	March 31, 2012	Dec. 31, 2011
	(Dollars in thousands, except per share data)
Net interest income	$192,264	$203,288	$224,253	$234,118	$206,981
Provision for loan losses	25,000	20,000	25,000	25,000	25,000
Non-interest income	2,733	3,017	2,924	2,787	2,884
Non-interest expense:
Compensation and employee benefits	33,218	33,883	30,401	32,142	25,155
FDIC insurance assessment	29,750	30,250	27,695	36,000	37,587
Other non-interest expense	24,588	29,744	25,475	23,456	757,352

Total non-interest expense	87,556	93,877	83,571	91,598	820,094

Income (loss) before income tax expense (benefit)	82,441	92,428	118,606	120,307	(635,229)
Income tax expense (benefit)	34,493	36,496	46,330	47,320	(274,693)

Net income (loss)	$47,948	$55,932	$72,276	$72,987	$(360,536)

Total assets	$40,596,341	$41,898,593	$43,590,185	$44,138,584	$45,355,885
Loans, net	26,886,065	27,533,618	27,983,559	28,534,080	29,137,359
Mortgage-backed securities	11,017,499	12,028,452	12,866,850	12,893,495	13,285,913
Other securities	467,068	467,418	456,601	357,619	546,379
Deposits	23,483,917	24,022,181	24,644,548	25,121,541	25,507,760
Borrowings	12,175,000	12,925,000	13,425,000	14,175,000	15,075,000
Shareholders’ equity	4,699,808	4,712,085	4,663,442	4,617,509	4,560,440

Performance Data:
Return on average assets (1)	0.47%	0.53%	0.66%	0.65%	-2.91%
Return on average equity (1)	4.04%	4.74%	6.19%	6.33%	-29.50%
Net interest rate spread (1)	1.75%	1.80%	1.91%	1.95%	1.51%
Net interest margin (1)	1.97%	2.02%	2.12%	2.15%	1.73%
Non-interest expense to average assets (1) (4)	0.85%	0.88%	0.77%	0.82%	6.62%
Compensation and benefits to total revenue (5)	17.04%	16.42%	13.38%	13.57%	11.99%
Operating efficiency ratio (2)	44.87%	42.56%	36.79%	38.66%	41.79%
Dividend payout ratio	80.00%	72.73%	53.33%	53.33%	NM

Per Common Share Data:
Basic earnings (loss) per common share	$0.10	$0.11	$0.15	$0.15	($0.73)
Diluted earnings (loss) per common share	$0.10	$0.11	$0.15	$0.15	($0.73)
Book value per share (3)	$9.46	$9.48	$9.39	$9.30	$9.20
Tangible book value per share (3)	$9.15	$9.17	$9.08	$8.99	$8.89
Dividends per share	$0.08	$0.08	$0.08	$0.08	$0.08

Capital Ratios:
Equity to total assets (consolidated)	11.58%	11.25%	10.70%	10.46%	10.05%
Tier 1 leverage capital (Bank)	10.09%	9.75%	9.44%	9.17%	8.83%
Total risk-based capital (Bank)	21.59%	21.02%	20.66%	20.39%	20.00%

Other Data:
Full-time equivalent employees	1,622	1,608	1,599	1,604	1,586
Number of banking offices	135	135	135	135	135

Asset Quality Data:
Total non-performing loans	$1,162,527	$1,143,125	$1,093,876	$1,064,585	$1,022,687
Number of non-performing loans	3,432	3,339	3,206	3,109	2,987
Total number of loans	74,328	76,241	77,636	79,303	80,823
Total non-performing assets	$1,209,849	$1,188,461	$1,134,444	$1,099,355	$1,063,306
Non-performing loans to total loans	4.29%	4.12%	3.88%	3.71%	3.48%
Non-performing assets to total assets	2.98%	2.84%	2.60%	2.49%	2.34%
Allowance for loan losses	$302,348	$291,573	$287,901	$280,713	$273,791
Allowance for loan losses to non-performing loans	26.01%	25.51%	26.32%	26.37%	26.77%
Allowance for loan losses to total loans	1.12%	1.05%	1.02%	0.98%	0.93%
Provision for loan losses	$25,000	$20,000	$25,000	$25,000	$25,000
Net charge-offs	$14,225	$16,328	$17,812	$18,078	$19,963
Ratio of net charge-offs to average loans (1)	0.21%	0.24%	0.25%	0.25%	0.27%
Net losses on foreclosed real estate	$565	$(13)	$202	$1,128	$2,552

(1)	Ratios are annualized.
(2)	See page 16 for a calculation of our Operating Efficiency Ratios
(3)	See page 16 for the Book Value Calculations for book value per share and tangible book value per share.
(4)	Computed by dividing non-interest expense by average assets.
(5)	Computed by dividing compensation and benefits by the sum of net interest income and non-interest income

NM—not meaningful